EXHIBIT 10.1

EMPLOYMENT CONTRACT

concluded between

Company
Dynatrace Austria GmbH, Am Fünfundzwanziger Turm 20, 4020 Linz, Austria
(hereinafter referred to as the employer or we)
on the one hand

and
Mr. Dipl.-Ing. Bernd Greifeneder, [********], Austria
(hereinafter referred to as the employee or you)
on the other hand

as follows:

I.Activity and place of work

1.You have been employed as an employee since 1 November 2008, currently in the position of Executive Vice President, Chief Technology Officer. In this role, you are responsible for Dynatrace’s global product vision and platform, overseeing technology, delivery and user experience of the Dynatrace group of companies (collectively, “Dynatrace).

You may also occasionally be required to perform other activities. If necessary, you will also carry out the activities as instructed by your manager or the employer. Business trips are also part of your role (as we are an international company, including trips abroad).

2.The collective agreement for employees of companies in the field of services in automatic data processing and information technology (hereinafter: "KV") in its current version is applicable. This results in many important points which are not repeated in this contract. This also applies to the guidelines, policies, etc. applicable within Dynatrace. We will inform you regularly about these guidelines, policies, etc. and any changes to them.

You can access the collective agreement and all relevant agreements and guidelines on our intranet (SharePoint) at any time. If you cannot find something or have any other questions, please contact P&C at any time. We will be happy to help you.

You are classified in the job family - Leading position - (LT), advancement level - experience level by mutual agreement.

3.You are currently based in Linz. Due to your position, however, we may need you temporarily at another location of our company. We will inform you of this in good time if necessary.

4.We would like to offer you flexibility regarding your place of work. If it makes sense for both sides, we will therefore be happy to allow you to work from home temporarily. We will agree the details with you in a separate home office agreement if necessary.

II.Working hours

1.The standard weekly working time under the collective agreement is 38.5 hours. All rest and meal breaks as well as the time spent traveling from home to the workplace and back are not considered working hours.

2.We would like to expressly state that your position in the company gives you significant autonomous decision-making authority. Due to the special characteristics of your job, you can determine your own working hours in terms of location and duration. You are therefore an executive employee within the meaning of the provisions of the Working Hours Act. The Working Hours Act (AZG) and the Working Hours Rest Act (ARG) do not apply to your employment relationship.

III.Overtime

1.Due to your position in the company, it will sometimes be necessary for you to work overtime. You hereby agree to do so and acknowledge that the limits of the Working Hours Act (AZG) and Working Hours Rest Act (ARG) do not apply.

2.You are not entitled to any separate remuneration for the extra or overtime hours. However, you will of course receive remuneration in excess of the collective agreement for your work (see Section VI of this contract).

IV.Secondary employment

1.During this employment relationship, you will devote your entire working time to Dynatrace. If you wish to take up a secondary occupation, please inform us in advance. Please note that we must approve the activity in writing beforehand. Please also note that we may ask you to stop any approved secondary employment. Notwithstanding the foregoing, you may serve on other boards of directors, with the approval of the Board of Directors of Dynatrace, Inc. (the “Parent”) or an appropriate committee thereof, as long as such services and activities do not interfere with the performance of your duties to Dynatrace. Similarly, you may engage in religious, charitable or other community activities, so long as such activities do not interfere with your duties to Dynatrace.

2.Paragraph 1 above is particularly important to us. A breach of paragraph 1 are therefore good cause for immediate termination of the employment relationship and you must pay a contractual penalty of 5 gross monthly salaries, which is due immediately. Your last remuneration, including variable remuneration components, is decisive.

3.In the event of a breach or paragraph 1, we may also assert further claims, for example for the return of the remuneration received through the unauthorized secondary employment,

for injunctive relief or for compensation for damages in excess of the contractual penalty (Section 7 (3) of the Salaried Employees Act).

V.Duration of the contract

1.This employment contract is effective from the date of execution below and is for an indefinite period. It replaces all your previously valid employment contracts with the employer and appendices to such employment contracts, including, without limitation, your current employment contract dated 24 September 2019. Any flexitime agreement that you may have entered into is invalid, as you can determine your own working hours as an executive employee.

2.Your original start date is relevant for claims based on the duration of the employment relationship.

3.A notice period of 6 months applies for both parties. The termination dates for both parties are the last day of the month.

4.Any termination procedures to be observed are governed by the statutory provisions.

VI.Remuneration and reimbursement of expenses

1.The monthly all-inclusive gross salary is EUR 30,142.86 and is paid 14 times a year. The salaries are due for payment on the last day of each month, and the 13th and 14th monthly salary are due for payment in accordance with the collective agreement (currently at the end of June and November).

2.The monthly all-inclusive gross salary is made up of the basic salary of EUR 6,603.00 and a monthly overpayment of EUR 23,539.86. Your gross salary shall be subject to periodic review by the Board of Directors or the Compensation Committee of the Board of Directors of the Parent.

3.The remuneration components in excess of the basic salary already cover all your entitlements of any kind over and above the basic salary. This includes in particular claims for overtime (regardless of when it is worked), work at night and on Saturdays, Sundays and public holidays, travel time, on-call duty and other claims.

4.The only exceptions are special payments (13th and 14th salary) in accordance with the provisions of the collective agreement, which are paid separately.

5.We endeavor to offer our employees all possible benefits and additional services. With your signature, however, you acknowledge that any benefits granted by the employer over and above the salary to which you are entitled in accordance with paragraph 1 are of an exclusively voluntary nature and that you have no legal claim to them in the future. Dynatrace is always entitled to restrict or even discontinue these benefits, for example for economic reasons.

6.You undertake to reimburse any remuneration paid to you in error immediately upon request.

7.Business trips are settled in accordance with the provisions of the Dynatrace Global Travel and Expense Policy and the collective agreement.

VII.Vacation

1.Your vacation entitlement is based on the provisions of the Vacation Act and the collective agreement.

2.The vacation year is the calendar year.

3.Please coordinate your vacation with your colleagues and superiors and apply for the desired periods in good time beforehand directly via the time recording system.

4.Please note that, according to the statutory provisions, your vacation entitlement expires two years after the end of the vacation year in which it arose. As we also want to give you a pleasant work-life balance, you should take your vacation regularly and not save it up.

VIII.Absence from work

1.If you are prevented from working, for example due to illness, an accident, care leave or for any other reason, you are obliged to notify us immediately, i.e. generally on the day on which you are prevented from working. Otherwise, you will lose your entitlement to your salary for the period of the delay. In the event of illness, you are obliged to submit a medical certificate from the 3rd day of your absence.

2.The duration of continued payment of salary is based on the statutory or collective agreement provisions.

IX.Employee pension fund and social security institution

The employee pension fund Bawag Allianz Vorsorgekasse AG, based in 1020 Vienna, was selected for the company.

The employee acknowledges that the competent social security institution in accordance with the provisions of social security law is Österreichische Gesundheitskasse, Wienerbergstraße 15-19, 1100 Vienna.

X.Protection of secrets/data secrecy (§ 6 Data Protection Act)

1.Due to the strict legal requirements for data protection and the protection of business secrets, we must oblige you to maintain confidentiality in accordance with the Dynatrace Code of Business Conduct and Ethics and other Dynatrace policies that may be in effect from time to time.

2.You undertake to treat Dynatrace's business secrets and all other confidential matters as strictly confidential and to maintain secrecy about them. You may only use such knowledge for the purposes of Dynatrace. The same applies to other data and circumstances which by their nature require confidential treatment. This obligation of confidentiality applies to everyone, regardless of the duration of the employment relationship. Even if the employment relationship ends at some point, you are therefore still obliged to maintain confidentiality.

3.You may only take or access Dynatrace data, information and other documents, data carriers, drafts, copies and the like out of the office for work-related purposes, which includes working remotely in accordance with the employer’s policies that may be in effect from time to time. In individual cases or with regard to certain data, information and documents, we may also prohibit you from taking them out of the office altogether for security reasons. At the end of your employment with us, please return all work equipment and documents, including electronic data carriers etc., that you still have without delay. This also includes all copies of documents and all Dynatrace IDs and keys.

4.You also undertake to keep confidential personal data from data processing that has been entrusted to you or has become accessible to you exclusively on the basis of your employment, unless there is a legally permissible reason for transferring the personal data entrusted or made accessible (data secrecy).

5.Personal data may only be transferred to third parties due to professional requirements and on the express instructions of the employer. The obligation to maintain confidentiality of personal data that has become known in the course of professional activity shall continue to apply without restriction even after the end of the employment relationship.

6.If you violate the confidentiality obligation or data secrecy and this violation results in this data becoming accessible to unauthorized persons or other damage occurs, you undertake to pay a contractual penalty of 5 gross monthly payments per violation and to compensate any damage in excess of this. Your last remuneration including variable remuneration components is decisive. This penalty is due upon assertion. You also confirm that we have informed you that a breach of data secrecy or the duty of confidentiality may have consequences under employment law, up to and including dismissal.

XI.Service inventions

1.Service inventions within the meaning of the Patent Act, which you create as an employee, belong to Dynatrace. You are obliged to inform Dynatrace immediately of any invention.

2.Dynatrace will declare to you within 4 months of receipt of this notification whether Dynatrace claims the invention as a service invention. If you, as an employee, fail to disclose the invention, you are obliged to compensate Dynatrace for the damage, which also includes the loss of profit. In this case, Dynatrace continues to have all rights, including the transfer of any patent already registered to Dynatrace.

3.Dynatrace is also the owner of the exclusive and complete right of use and exploitation of all copyright-protected works, in particular computer programs, designs and other intellectual property rights, which you develop in the course of your official duties or in the development of which you are involved. These are also business secrets and are therefore subject to a duty of confidentiality. Dynatrace's right of use and exploitation is unlimited in time and does not expire in the event of termination of your employment.

4.These obligations only do not apply if you are working on an open source project and therefore this obligation cannot be fulfilled. It should be noted that this does not affect the statutory and contractual obligations to maintain confidentiality of business secrets. Please note: If you wish to participate in an open source project, you must obtain our written consent beforehand.

XII.Severance pay and benefits upon termination of employment

1.This section of the contract only applies if:
a)The employment relationship is terminated by the employer without cause; or
b)The employee terminates the employment relationship prematurely for good cause, or
c)The employment relationship is terminated by mutual agreement

2.If the employee’s termination occurs outside of the Change in Control Period (as defined below), the employee shall receive a severance payment amounting to 6 months' all-inclusive gross salary (as defined in Section VI, paragraph 1 of this contract), in addition to the statutory entitlements to which he is entitled. The severance payment shall be made in 6 equal monthly installments, beginning with the expiry of the agreed notice period.

3.If the employee’s termination occurs within the Change in Control Period, the employee shall receive a severance payment amounting to 12 months' all-inclusive gross salary (as defined in Section VI, paragraph 1 of this contract, or the employee’s all-inclusive gross salary in effect immediately prior to the Change in Control, if higher), in addition to the statutory entitlements to which he is entitled. The severance payment shall be made in one lump sum in cash on the effective date of termination (the “Date of Termination”). Additionally, notwithstanding anything to the contrary in any applicable equity award agreements and any applicable equity incentive plans (collectively, “Equity Documents”), all restricted stock unit awards, stock options, and other stock-based awards subject to vesting held by the employee (the “Unvested Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (a) the Date of Termination; or (b) the date on which the employee is released from service (the “Accelerated Vesting Date”); provided that the vesting of such Unvested Equity Awards shall cease and be suspended from the Date of Termination until the Accelerated Vesting Date at which point the Unvested Equity Awards shall vest in full; and provided further, that except as otherwise provided in the applicable Equity Document or other award agreement, in the case of any performance-based stock award, full vesting will mean vesting at target level; and provided further that, if the Date of Termination occurs as of or following the last day of the applicable performance period but prior to vesting of any performance-based stock award, except as otherwise provided in the applicable Equity Document or other award agreement, full vesting will mean vesting at the level determined based on actual performance as of the end of the performance period.

4.The definition of “Change in Control Period” for purposes of this section shall mean a Date of Termination that occurs within either 3 months before or 12 months after the occurrence of the first event constituting a Change in Control (as defined below).

5.The definition of "Change in Control" for purposes of this section shall mean any of the following: (a) the sale of all or substantially all of the assets of Parent on a consolidated basis to an unrelated person or entity (or group of persons or entities acting in concert); (b) a merger, reorganization or consolidation pursuant to which an unrelated person or entity (or group of persons or entities acting in concert), acquires shares of capital stock of Parent (i) possessing the voting power to elect a majority of the Board of Directors of Parent; or (ii) representing more than fifty percent (50%) of the issued and outstanding shares of capital stock of Parent; (c) the sale of more than fifty percent (50%) of the issued and outstanding shares of capital stock of Parent to an unrelated person or entity (or group of persons or entities acting in concert); or (d) any other transaction other than a Public Sale (as defined below) in which the owners of Parent’s outstanding voting power immediately prior to such transaction do not, directly or indirectly, own at least a majority of the outstanding voting power of Parent or any successor entity (or its ultimate parent, if applicable) immediately following completion of the transaction other than as a result of the acquisition of securities directly from Parent, excluding, in the case of each of clauses (b), (c) and (d), the issuance of securities by Parent in a financing transaction approved by the Board of Directors of Parent. “Public Sale” means any sale pursuant to a registered public offering under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or any sale to the public pursuant to Rule 144 promulgated under the Securities Act effected through a broker, dealer or market maker.

6.All benefits mentioned in this section are only granted on the condition that the employer and the employee sign a separation agreement and release. The benefits referred to in this section shall only be granted if the agreement has been signed beforehand.

7.It is expressly stated that all benefits mentioned in this section are granted on a voluntary basis. The employer offers the employee the option of a voluntary severance payment in return for signing the agreement referred to in paragraph 6. This offer in no way obliges the employee to sign the agreement. The employee shall receive all statutory entitlements irrespective of the signing of the agreement.

XIII.Post-contractual non-competition clause

1.After the Date of Termination, you undertake for a period of one year not to work in any company that competes with the employer or other Dynatrace companies or provides the same or similar services (in particular companies listed as of the Date of Termination in the then-current "Gartner Magic Quadrant for Observability Platforms" or its successor) as an employee, freelancer, commercial agent, owner, partner, lessee or in any legal form whatsoever, and not to participate directly or indirectly in such companies or to advise or promote such companies. This prohibition applies to the whole of Austria and to any activity that has an impact on Austria.

2.You are also not permitted to solicit or entice away other employees, freelancers or other contractors from Dynatrace or to employ or commission them as employees, freelancers or other contractors within one year of the Date of Termination. This also includes contacting these persons for the purpose of initiating business. Furthermore, you are not permitted to attempt to recruit Dynatrace employees, freelancers or other contractors for a new employer.

3.You are prohibited from entering into or maintaining business relationships with any Dynatrace customers existing at the Date of Termination or contacting them for the purpose of initiating business within a period of one year from the Date of Termination. In particular, you are not permitted to accept orders from these customers during this period. Furthermore, you are not permitted to attempt to acquire customers for a new employer.

XIV.Expiry of claims

We mutually agree with you that your claims arising from this employment relationship must be asserted in writing to the employer within 3 months of the due date, otherwise they will expire. Therefore, make sure that you always check your statements quickly. These regulations apply unless otherwise stipulated in the collective agreement.

XV.Training and further education

1.To ensure that you are equipped for all the challenges of everyday working life, we are happy to enable you to participate in external and internal training and further education measures, provided that these meet our operational requirements. The prerequisite is also that an appropriate budget is available. If you are interested in special training courses, please contact us. We will decide on the possible assumption of costs on a case-by-case basis.

2.If we enable you to take part in a particularly costly training measure, we may conclude an agreement with you in individual cases that regulates the reimbursement of training costs in certain cases (employee termination, early resignation, justified dismissal).

XVI.Clawback acknowledgement

You acknowledge that you may become subject to Parent’s Compensation Recovery Policy adopted pursuant to Rule 10D-1 promulgated under the U.S. Securities Exchange Act of 1934, as amended, and Section 303A.14 of the NYSE Listed Company Manual, or any successor rule (as such policy may be amended and/or restated, “Clawback Policy”). You understand that if you are or become subject to the Clawback Policy, Parent, the employer and/or the Board of Directors of Parent shall be entitled to recover all Erroneously Awarded Compensation (as defined in the Clawback Policy) from you pursuant to such means as Parent, the employer and/or the Board of Directors of Parent may elect. You agree that you shall take all required action to enable such recovery. You understand that such recovery may be sought and occur after your employment or service with the employer terminates. You further agree that you are not entitled to indemnification for any Erroneously Awarded Compensation or for any claim or losses arising out of or in any way related to Erroneously Awarded Compensation recovered pursuant to the Clawback Policy and, to the extent any agreement or organizational document purports to provide otherwise, you hereby irrevocably agree to forego such indemnification. You acknowledge and agree that you have received and have had an opportunity to review the Clawback Policy. Any action by Parent or the employer to recover Erroneously Awarded Compensation under the Clawback Policy from you shall not, whether alone or in combination with any other action, event or condition, be deemed (a) good cause or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to you; or (b) to constitute a breach of a contract or other arrangement to which you are a party.

XVII.General provisions

1.Should one or more provisions of this contract be or become invalid, the remainder of the contract shall nevertheless remain valid. In place of the invalid provision, a provision shall be deemed to have been agreed which comes closest to the economic purpose of the invalid provision in accordance with the intentions of the parties.

2.Neither the employee nor the employer may make any assignment of this contract or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the employer may assign its rights and obligations under this contract (including the Restrictive Covenants Agreement) without the employee’s consent to any affiliate or to any person or entity with whom the employer shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further that if the employee remains employed or becomes employed by the employer, the purchaser or any of their affiliates in connection with any such transaction then the employer shall not be entitled to any payments, benefits or vesting pursuant to Section XII of this contract. This contract shall inure to the benefit of and be binding upon the employee and the employer, and each of the employee’s and the employer’s respective successors, executors, administrators, heirs and permitted assigns.

3.All amendments and additions to this contract shall be made exclusively in writing and signed by both parties.

4.The provisions of this contract shall survive the termination of this contract and/or the termination of the employee’s employment to the extent necessary to effectuate the terms contained herein.

5.No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this contract, or the waiver by any party of any breach of this contract, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

6.This contract shall be construed under and be governed in all respects by the laws of Austria. The respective court at the place of employment shall have jurisdiction for disputes arising from the employment relationship.

7.This contract may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document.

Linz, on 9/12/2025

DYNATRACE AUSTRIA GMBH

/s/ Bernd Greifeneder	/s/ Eva Olipitz
Employee	Employer